EXHIBIT 10.3(b)

Execution Copy

FIRST AMENDMENT
TO
THE CENTURYTEL, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
2008 RESTATEMENT

This First Amendment to the CenturyTel, Inc. Supplemental Executive Retirement Plan 2008 Restatement is effective February 29, 2008.

WHEREAS, Section 20.02 permits CenturyTel, Inc. (the “Company”) to amend the Plan; and

WHEREAS, at its meeting on December 19, 2007, the Compensation Committee recommended to the Board of Directors that it freeze the Plan as of February 29, 2008 and provide for a lump sum payment option in early 2009; and,

WHEREAS, on February 26, 2008, the Board of Directors adopted a resolution approving the Compensation Committee's recommendation.

NOW, THEREFORE, the Plan is amended effective February 29, 2008 as follows:

Add the following paragraphs at the end of the Introduction:

These amendments make material modifications to the Grandfathered Plan, resulting in it ceasing to be grandfathered and becoming subject to Code §409A.  Accordingly, in accordance with Treasury Regulations §1.409A-6(a)(i), effective February 29, 2008, all amounts deferred whether before 2005 or after 2004 are governed by Code §409A and the Plan as amended effective January 1, 2008, as further amended hereby.

The First Amendment freezes the Plan effective February 29, 2008 and gives each participant who is actively employed by an Employer, each retired participant or survivor currently receiving benefits and each vested terminated participant not currently receiving benefits (collectively, the “Participant”) a one-time option to elect to receive a lump sum amount payable in early 2009 that reflects the present value of the Participant’s anticipated annuity benefit and an additional cash payment to assist with the income taxes payable by the Participant on receipt of the lump sum.  If the Participant does not elect to receive the lump sum, the frozen benefit will continue to be in the form of an annuity.  Additional years of Benefit Service and additional years of age are granted under some circumstances.  The election to take a lump sum must be made by the participant after April 30, 2008 and no later than June 13, 2008.  Once the election is made, it is final.

I.

Add the following sentence at the end of Section 2.01:

"Notwithstanding the above, the Accrued Benefit of each Participant shall not increase after February 29, 2008.  For Active Participants as of February 29, 2008, "Accrued Benefit" shall mean the greater of the following:

1)    the basic monthly benefit as of February 29, 2008 determined in accordance with Section 5.01 based on a Participant's Average Monthly Compensation and Benefit Service as of February 29, 2008 and his Estimated Social Security Benefit based on 2008 Social Security Law, or

2)    the basic monthly benefit as of December 31, 2007 determined in accordance with Section 5.01 based on a Participant's Average Monthly Compensation as of December 31, 2007, Benefit Service as of December 31, 2007 plus 3 years (limited to 25 years), and Estimated Social Security Benefit based on 2007 Social Security Law.”

II.

                Add the following sentence at the end of Section 2.03:

"Notwithstanding the above, Average Monthly Compensation shall not include Compensation paid to a Participant after February 29, 2008."

III.

Add the following sentence at the end of Section 2.04:

"Notwithstanding the above, employment after February 29, 2008 shall not be included in determining a Participant’s Benefit Service under Article IV.”

IV.

Add the following at the end of Section 2.15:

“Incentive Compensation for the period January 1, 2008 to February 29, 2008 shall be based on a Participant's target bonus amount for 2008 under the Company's Key Employee Incentive Compensation Plan.”

V.

Add Section 3.05 as follows:

"3.05.  Notwithstanding anything to the contrary contained in this Plan, there shall be no new eligible employees or Participants after February 29, 2008."

VI.
Add Section 4.05 as follows:

"4.05.  Notwithstanding anything to the contrary contained in this Plan, each Participant shall be fully vested in his Accrued Benefit as of February 29, 2008 and employment with the Employer after February 29, 2008 shall not be included in determining a Participant’s Benefit Service."

VII.

Add the following at the end of Section 8.02:

“The Disability benefit of Participants who become disabled on or after February 29, 2008 will be equal to the Participant's Accrued Benefit as of February 29, 2008.”

VIII.

Amend Section 9.02 to read as follows:

“The monthly death benefit payable under Section 9.01 to the beneficiary of a Participant shall be equal to (a) less (b) less (c), where:

(a)   is 36% of Average Monthly Compensation.

(b)   the amount of Estimated Social Security Benefit based on the 2008 Social Security law.

                (c)   the death benefit attributable to Section 6.1(a)(4) of the Retirement Plan.”

IX.

Amend Section 9.04 to read as follows:

“Subject to the provisions of Articles XIV and XV, the benefit shall commence as of the date on which the Participant would have reached the Normal Retirement Date applicable to the Participant, or date of death if later, for Participants with less than 10 years of Benefit Service at death, or the benefit shall commence as of the date on which the Participant would have attained age 55, or date of death if later, for Participants with more than 10 years of Benefit Service at death.”
X.

Amend Section 11.02(d) to read as follows:

“In calculating the Lump Sum Payment due to any Active Participant under this Section, the Active Participant's age shall be deemed to equal his actual age plus 3 years; provided, however, that fewer than 3 years shall be added if the addition of fewer than 3 years would maximize an Active Participant’s Lump Sum Payment.

XI.

Add Section 12.03 to read as follows:

“Each Participant as of May 1, 2008 shall have a one-time option during the period beginning on May 1, 2008 and ending June 13, 2008 (“Election Window”) to elect to receive a lump sum payment to be made in early January, 2009.  If a Participant dies during the Election Window and has not appropriately filed an election not to take a lump sum payment prior to the deceased Participant’s death, the persons who become Participants on account of the Participant’s death shall also have the one-time option during the remainder of the Election Window to elect a receive a lump sum payment, with respect to the benefit payable to such persons only.

The lump sum payment is the actuarial equivalent (as actuarial equivalence is defined below in this Section) of the Participant's anticipated annuity payments and an additional cash payment to assist with the tax immediately payable by the Participant.  The Participant can make the lump sum payment election during the Election Window by initialing the lump sum option on an election form, dating and signing the form and delivering it to the Company during the Election Window. If the Participant is receiving benefits on May 1, 2008 and has a survivor annuity form of payment, the survivor annuitant must also consent to the lump sum payment election on the form.  If the election form is not returned by the Participant during the Election Window or if the Participant does return the form but does not properly elect on the form to receive a lump sum payment, the Participant will only be eligible to receive in the future or to continue receiving, as the case may be, annuity based payments under the frozen Plan.  The election made (or the failure to make an election) by the Participant on the first election form dated and signed by the Participant and returned to the Company is final and binding on and irrevocable and unamendable by the Participant, his estate, successors, beneficiaries and survivor annuitants.

If a Participant who is receiving annuity payments as of May 1, 2008 timely elects to receive a lump sum payment during the Election Window, the annuity payments will continue to the Participant, the Participant’s survivor annuitant, if any, beneficiary, if any, estate or successors through the December 19, 2008 payment whether or not the Participant survives through that date.  The annuity payments will thereafter cease.  The annuity payments that might otherwise become payable to anyone not receiving annuity payments as of May 1, 2008 shall be delayed until the earlier of the date the Participant (or those who become Participants on account of the Participant’s death during the Election Window), appropriately files an election form on which no election to take a lump sum payment is made or until the expiration of the Election Window.  If a Participant who was not receiving benefits on May 1, 2008 (or the persons who become Participants during the Election Window because of a Participant’s death) timely files an election during the Election Window to take a lump sum payment, no annuity payments will be made and the Participant or such persons will receive only the lump sum payment in early January, 2009.

If an election to take a lump sum payment is timely filed during the Election Window, the lump sum payment will be made in early January, 2009 to Active Participants, Inactive Participants who are not receiving benefits as of May 1 2008 and Participants receiving retirement benefits whether or not the Participant survives through that date.  If a Participant dies before the lump sum payment is made in early January, 2009, the lump sum payment will be made to the Participant’s survivor annuitant, if any, the Participant’s beneficiaries, if any, or to the Participant’s estate or successors.

If the Participant appropriately elects a lump sum payment during the Election Window, (except as provided above in this Section regarding continuation of payments to Participants receiving annuity payments on May 1, 2008 and possibly in connection with a Change of Control as described below) no other payments will be made under any circumstances and neither the Participant nor the Participant’s survivor annuitant, beneficiaries, estate or successors will receive any other annuity or other benefits otherwise provided for in the Plan in the event the Participant terminates employment, retires, dies or becomes disabled, whether before or after the lump sum payment is made.

Notwithstanding the other provisions of this First Amendment or any other provisions of the Plan, if the Participant appropriately elects a lump sum payment during the Election Window, there will not be a lump sum payment under Article XI of the Plan if a Change of Control occurs under Article XI unless (i) on or before December 31, 2008, an Effective Date, as defined in Section 11.01 of the Plan, occurs and (ii) the Participant becomes entitled to be paid a lump sum payment because of a Change of Control under the provisions of Article XI of the Plan and (iii) such lump sum is actually due, payable and not contingent on the occurrence of a later Change of Control under the terms of Article XI of the Plan on or before December 31, 2008.  If the Participant is entitled to be paid a lump sum because of a Change of Control under the provisions of this paragraph, the Participant will not be entitled to any other lump sum payment in early January, 2009 so that under no circumstances shall there be a duplication of lump sum payments.

For Participants currently receiving payments, the lump sum payment was determined based on the current payment form. For Participants not receiving payments, the lump sum payment was determined based on a single life annuity.  Active Participants are assumed to commence benefits at age 62 and Inactive Participants not receiving benefits are assumed to commence benefits at age 55 if the Participant had 10 years of Benefit Service at termination, otherwise at age 65.  For purposes of determining the amount of the lump sum payment only, in the case of Active and Inactive Participants not receiving benefits, the Participant’s age shall be deemed to equal his actual age plus 3 years; provided, however, that fewer than 3 years shall be added if the addition of fewer than 3 years would maximize a Participant’s lump sum payment.  For purposes of computing the lump sum amount, the Participant is deemed to be alive on the early January, 2009 lump sum payment date, except that if a person other than the Participant can make the lump sum election under the first paragraph of this Section, that person is deemed to be alive on the early January, 2009 lump sum payment date.

For this purpose only, actuarial equivalence is based upon an interest assumption of 6.0% and the RP-2000 Mortality Table (50% male, 50% female).

In determining the additional cash payment, the timing of taxation (current v. future), tax rate differentials (ordinary income v. tax-preferred capital gains and dividends), and expectations of future investment return rates were considered.

For Participants as of February 29, 2008, the following table contains the lump sum payment option amounts:

"Personnel Number	Name	Lump Sum

59164	Bowman, Nick	1,064,364
2679	Cole, Kenneth R.	988,420
25821	Conrad, C. Kenneth	428,828
59165	Cunningham, Marvin	1,526,479
25872	Dalrymple, Gyl	129,067
59200	Davis, Richard W	2,075,073
25148	Esker, Robert	327,608
59166	Finney, Ray	941,221
59167	Greer, Murray	701,420
25336	Hames, Harlin	605,606
25843	Hargrove R L	1,058,960
25881	LaGrone Harold	156,675
4500	Perleberg, Gary	121,858
59168	Perry, Harvey P	3,430,117
25100	Provance, W. F.	234,552
25806	Reppond, Jim D	1,607,771
25939	Robinson, Jack	550,557
25899	Smith, W P	775,426
56167	Williams, Mary Katherine	3,747,730
54827	Davis, Tony	127,952
2584	Hanks, W. Bruce	2,567,686
2715	Thiels, David G.	637,397
3095	Bailey, Garland	389,226
2870	Cole, David	2,372,743
4494	Davis, Craig	411,654
3277	Ewing, R.S.	2,381,202
5284	Goff, Stacey	997,204
10370	Hughes, Ivan	560,471
10111	Maslowski, Michael	1,014,126
2859	Post, Glen	11,926,166
52726	Puckett, Karen	2,485,672
2067	Ring, Duane	503,004
3189	Sweasy, Neil A	349,536
62016	Navarre, Debra	2,242,032"

IN WITNESS WHEREOF, CenturyTel has executed this Amendment on this 5th day of May, 2008.

CENTURYTEL, INC.

By:/s/ R. Stewart Ewing, Jr.
R. Stewart Ewing, Jr.
Executive Vice President and
Chief Financial Officer